                                                                    Exhibit 10.5


                             Employment Agreement

     Agreement made as of April 16, 1999 between David J. Kaufman, residing at 2245 239th Street in the City of Torrance, State of California, referred to in this agreement as DJK, and DeskTalk Systems, Inc., a corporation organized and existing under the laws of the State of California with its principal place of business located at 19401 South Vermont Avenue, Suite F-100, City of Torrance, State of California, referred to in this agreement as DSI.

     In consideration of the mutual covenants and promises of the parties, DSI and DJK agree as follows:

                                   Section I
                                  Employment

     DJK accepts employment by DSI in an executive capacity, Chief Technology Officer, subject to the terms and conditions of this agreement. This agreement is for personal services and is non-assignable.

                                  Section II
                              Term of Employment

     This agreement and the employment shall commence on April 16, 1999, and continue for a period of one year. The Term shall automatically be extended for an additional period of one year at the end of the Term, unless not less than ninety days prior to the expiration of the term of this Agreement, either party notifies the other party in writing that it intends not to renew the Agreement. If the Agreement is not renewed by DSI, then DJK shall receive forty-five thousand dollars ($45,000) as a one-time severance payment. Other than the above severance arrangement, upon a non-renewal of this Agreement neither party shall incur any further obligation to the other at the end of the term.

                                  Section III
                                 Duties of DJK

     DJK will serve DSI faithfully and to the best of DJK's ability under the direction of the President and/or the board of directors of DSI. DJK shall devote DJK's entire productive time, energy, ability, and attention to the performance of the duties agreed on to be performed by DJK throughout the term of this employment agreement. DJK shall not directly or indirectly render any services of a business, commercial, or professional nature to any person or organization other than DSI, whether for compensation or otherwise, during the term of this agreement. DJK shall be facility on a full-time basis, unless agreed otherwise. Notwithstanding anything to the contrary,
Section III shall not prohibit DJK from serving and being compensated as a Director, Advisor and/or Consultant for any other entity that is not, directly or indirectly, competitive with DSI.

                                  Section IV
                                 Compensation

     (a) Base. DJK's base salary shall be at a rate of fifteen thousand dollars ($15,000) per month, payable according to DSI's standard employee wage payment policy. Said policy may be changed from time to time in the discretion of DSI. Said base salary may be reviewed for the purpose of increasing same, at any time during the Term of this Agreement.

     (b) Incentive Compensation. DJK shall be eligible for incentive compensation of seventy-two thousand -dollars ($72,000) per year. Incentive compensation shall be paid, if earned, on a quarterly basis. Fifty percent (50%) of said incentive Compensation shall be based upon targets established in the current years budget approved by the Board of Directors, as amended from time to time, and the other fifty percent (50%) shall be based upon meeting management based objectives. At the end of each quarter, the CEO shall recommend the amount of incentive compensation to be paid to DJK to the Board of Directors Compensation Committee and/or the full Board of Directors for further action.

     (c) If DJK shall fail or be unable to perform the services required, because of any physical or mental infirmity, and such failure or inability shall continue for thirty consecutive days, DSI will have the continuing right to cancel the remainder of this contract, and terminate DJKs employ. If DSI terminates the Agreement pursuant to this paragraph, DSI shall continue to pay base compensation and health benefits for a period of thirty (30) days.

                                   Section V
                           DJK's Service as Director

     DJK consents to serve as a director of DSI, if elected or appointed, without further compensation.

                                  Section VI
                                  Termination

     (a) Termination by DJK. DJK may terminate this agreement at any time with thirty days advance notice. So long as DJK continues to perform his duties through the date of termination, DSI agrees to continue to pay DJK pursuant to the compensation schedule above until the date of termination.

     (b)  Termination by DSI. DSI may terminate this agreement pursuant to
          Section III and/or Section IV (c). Further, DSI may terminate this Agreement for a material breach of this Agreement. A material breach shall include DM failure, to substantially perform his duties. DSI shall provide written notice to DJK of such failure to perform. If DJK fails to correct this failure to perform within ten (IO) business days, and such failure to perform is materially injurious to the business of DSI, DSI shall have the right to terminate DJK with the payment of one month's full base compensation and car allowance (if in existence), payment for any accrued vacation at the existing base pay rate and the continuation of any DSI-paid insurance coverage for a period of thirty (30) days from the termination date. If DSI terminates this Agreement without cause and, not pursuant to Section III and/or Section IV (c), then DSI shall pay DJK, in one lump sum or as they would otherwise come due, either (a) six months base salary or
          (2). the remaining base salary due as if this Agreement were to conclude at the end of the current term and in addition continue to pay for ninety (90) days the benefits available to DJK prior to DJKs termination.

                                  Section VII
                           Return of DSI's Property

     On termination of this agreement, regardless of how termination is effected, or whenever requested by DSI, DJK shall immediately return to DSI all of DSI's property, including without limitation all computer equipment issued, customer lists and prospect lists, used in rendering services or otherwise, that is in DJK's possession or under DJK's control.

                                 Section VIII
                        Use of Confidential Information

     It is understood between the parties that, during the term of the employment, DJK will be dealing with the confidential information that is DSI's property used in the course of its business. All documents that DJK prepares, or confidential information that might be given -to DJK in the course of the employment, are the exclusive property of DSI and shall remain in DSI's possession. DJK shall treat as confidential any information obtained by DJK concerning techniques, methods, systems, prices, plans or policies. DJK agrees that DJK will not during DJK's employment, or at any time subsequently, disclose to anyone, directly or indirectly, any of such confidential information, or use them for any reason or purpose whatsoever other than in the course of his employment with DSI.

                                  Section IX
                                Other Benefits

     DJK shall be entitled to all benefits normally afforded regular employees of DSI.

                                   Section X
                                  Non-Compete

     (a) If the Agreement is not renewed by DJK, DJK voluntarily terminates his employment with DSI, or DJK is terminated for cause then DJK agrees that for a period of two years from the date of termination of this Agreement DJK shall not:

          (i) work for, perform work for, own in whole or in part, manage, operate, control or participate. in the ownership, management operation or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation or institution engaged in Competitive Business (as defined below), directly or indirectly, within any Restricted Area (as defined below);

          (ii) employ or retain, or offer to employ or retain, any person in any capacity, where such person was employed or retained in any capacity by DSI at any time during DJK's employ by DSI or during the non-compete term, or assist another person or entity in accomplishing the same. Notwithstanding the above, this paragraph shall not apply to any person that has severed their relationship with DSI for at least four months.

     (b) If the Agreement is not renewed by DSI, or DSI terminates this Agreement without cause then in consideration for any termination benefits paid by DSI to DJK, DJK agrees that for a period of six months from the date of termination of this Agreement DJK shall not:

          (i) work for, perform work for, own in whole or in part, manage, operate, control or participate in the ownership, management, operation or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation or institution engaged in Competitive Business (as defined below), directly or indirectly, within any Restricted Area (as defined below);

          (ii) employ or retain, or offer to employ or retain, any person in any capacity, where such person was employed or retained in any capacity by DSI at any time during DJKs employ by DSI or during the non-compete term, or assist another person or entity in accomplishing the same. Notwithstanding the above, this paragraph shall not apply to any person that has severed their relationship with DSI for at least four months.

     (c) "Competitive Business" shall mean INS, Concord Communications, and Quallaby, provided, however, that with sixty (60) days prior notice DSI may amend the term Competitive Business from time to time to add business or enterprises that: (i) provides, or anticipates providing, software or services for historical network performance monitoring and
          (ii) are clear and direct competitors of the Company.

     (d) "Restricted Area" shall mean any geographic area in which the DSI is engaged in business, or has a business plan under which it planned to engage in business, at the time DJK's employment is terminated. Any action performed outside of a Restricted Area which is intended to or would reasonably be expected to have an economic impact within a Restricted Area, shall be deemed to have been committed within a Restricted Area.

                                  Section XI
                              General Provisions

     (a) Complete Agreement. The parties agree that this agreement is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to this agreement, excepting the Confidentiality Agreement previously executed by DJK.

     (b) Representation by Counsel. DJK has been advised to seek legal counsel in the review, and prior to, execution of this agreement. DJK understands that this agreement has been drafted by the General Counsel of the Company, and that the General Counsel of the Company works solely for and owes his duty of loyalty strictly to the Company.

     (c) Amendment. This agreement may not be modified, altered or amended except by written instrument duly executed by the authorized representatives of each of the parties.

     (d) Waiver. The waiver or failure of either party to exercise in any respect any right provided for in this agreement shall not be deemed a waiver of any further right under this agreement.

     (e) Severability. If any provision of this agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the agreement shall be valid and enforceable to the maximum extent possible.

     (f) Governing Law and Jurisdiction. This agreement and performance hereunder shall be governed by the laws of the State of California.

     In witness whereof, the parties have executed this agreement as of April 16, 1999.

DeskTalk Systems, Inc.

--------------------------------------------------------------------------------
By: /s/ MICHAEL MCCOY                        /s/ DAVID J. KAUFMAN
   --------------------------------         ---------------------------------
   By: Michael McCoy, President             By:  David J. Kaufman
--------------------------------------------------------------------------------